Exhibit 2.10

AGREEMENT

This Agreement (the “Agreement”) is entered into as of the 11th day of May, 2004, by and among Kforce, Inc., a Florida corporation (“Kforce”), Hall Kinion & Associates, Inc., a Delaware corporation (“Parent”), OnStaff Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Corp.”), Madi, Inc., a California corporation formerly known as OnStaff, a California corporation (“Madi”), Laje, Inc., a California corporation formerly known as Healthcare Staffing Resources, Inc., a California corporation (“Laje”), Lssbe, Inc., a California corporation formerly known as Boardnetwork.com, a California corporation (“Lssbe”, and together with Madi and Laje, the “Companies”), and each of the undersigned shareholders of the Companies (collectively, the “Shareholders” and individually a “Shareholder”), StaffQ, a California corporation (“StaffQ”), and Matthew Johnston, an individual resident in the State of Arizona (“Johnston” and any successors being the “Securityholder Representative”).

RECITALS

WHEREAS, certain of the parties hereto entered into an Asset Purchase Agreement, dated as of August 9, 2002, as amended by that certain Agreement, dated November 1, 2003 and Amendment No.1 to Asset Purchase Agreement dated November 28, 2003 (as amended, the “Purchase Agreement”), which provides for certain earnout payments under Section 2.07 if specified requirements are satisfied;

WHEREAS, Kforce intends to acquire Parent and Acquisition Corp. (the “Kforce Acquisition”) and assume Parent’s and Acquisition Corp.’s obligations under the Purchase Agreement;

WHEREAS, at the closing of the Kforce Acquisition, Kforce desires to buy out the Companies’ rights to receive the earnout payments under Sections 2.07(b) and (c) for certain consideration, all as more particularly set forth herein; and

WHEREAS, the parties desire to modify the date that a payment is due under (i) that certain Promissory Note in the original principal amount of $1,225,000 dated February 15, 2004 executed by Parent in favor of Madi (the “Madi Promissory Note”), and (ii) that certain Promissory Note in the original principal amount of $2,858,333 dated February 15, 2004 executed by Parent in favor of StaffQ (the “StaffQ Promissory Note”). The Madi Promissory Note and the StaffQ Promissory Note are individually referred herein to as a “Promissory Note” and collectively referred to herein as the “Promissory Notes”.

NOW, therefore, in consideration of the foregoing and other good and valuable consideration, the parties agree as follows:

AGREEMENT

1. Agreements Relating to Section 2.07 of the Purchase Agreement. Kforce agrees to pay to Madi Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Consideration”), without condition or limitation, at the closing of the Kforce Acquisition, via cashier’s check or wire transfer. Concurrently with Madi’s receipt of the Consideration when and as aforesaid, Madi shall release Kforce, Parent and Acquisition Corp. from any further obligation to make the earnout payments under Sections 2.07(b) and (c) of the Purchase Agreement (the “Release of Obligations”). Notwithstanding the foregoing, Kforce’s payment of the Consideration and the Release of Obligations are expressly conditioned upon the closing of the Kforce Acquisition on or prior to the date that is ninety (90) days from the date hereof (the “Outside Date”). In the event that the Kforce Acquisition fails to close on or prior to the Outside Date, the parties’ rights and obligations set forth in this section shall be of no further force and effect. In the event that the Kforce Acquisition closes on or prior to the Outside Date but Kforce fails to pay the Consideration when and as aforesaid, then Madi shall not execute or deliver the Release of Obligations and Madi shall be entitled to all remedies available under this Agreement, applicable law or in equity, and the NonCompetition and Nonsolicitation Agreement and all non-competition and non-solicitation provisions contained in Jeffrey Evans’ Employment Agreement and Matthew Johnston’s Employment Agreement shall immediately terminate and be of no further force and effect. For purposes of this Section 1 or Section 2 below, Madi shall have the right to extend the Outside Date in its sole and absolute discretion. Other than as set forth in Section 2 below, this Agreement, including, without limitation, Section 1 of this Agreement, shall not otherwise affect the obligations of the Parent under the Promissory Notes.

2. Modification of Promissory Notes. Each Promissory Note provides, among other things, that Parent shall pay four quarterly installments commencing on May 15, 2004 to the holder thereof (the “First Installment”) and that the maturity date of each Promissory Note is the earlier of (i) fourteen (14) days following the closing date of the Kforce Acquisition and (ii) February 15, 2005 (the “Maturity Date”). Each Promissory Note is hereby modified such that the date the First Installment is due and the Maturity Date shall be the closing date of the Kforce Acquisition, provided that such closing occurs on or prior to the Outside Date. In the event that the Kforce Acquisition fails to close on or prior to the Outside Date, (i) the First Installment under each Promissory Note shall be due and payable to its respective holder on the business day following the Outside Date, together with interest accruing from February 15, 2004 through the date the First Installment is unconditionally paid and performed in full at the rate of 10% per annum, and (ii) the Maturity Date shall revert back to the maturity date set forth in the Promissory Notes prior to the modification hereby. If the First Installment under either Promissory Note, together with such interest, is not unconditionally paid and performed in full on the earlier of (i) the business day following the Outside Date and (ii) the closing date of the Kforce Acquisition, and if payment in full under either Promissory Note is not unconditionally paid and performed on the Maturity Date, the holder of such Promissory Note shall be entitled to all remedies available under such Promissory Note and applicable law and the NonCompetition and Nonsolicitation Agreement and all non-competition and non-solicitation provisions contained in Jeffrey Evans’ Employment Agreement and Matthew Johnston’s Employment Agreement shall immediately terminate and be of no further force and effect. The modification of the payment date of the First Installment shall not affect the payment dates of any other installments due under each Promissory Note.

3. Representations and Warranties. Each party hereby represents and warrants to each other party as follows:

a. Authority; Due Authorization. Such party has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder and has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement is the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

b. No Violation. Neither the execution or delivery by such party of this Agreement nor the consummation of the transactions contemplated herein will: (a) violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any contract; (b) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any contract; or (c) result in the creation or imposition of any lien or other encumbrance upon the assets of such party.

c. Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law or order which must be obtained or satisfied by such party and which are necessary for the execution and delivery by such party of this Agreement and the consummation of the transactions contemplated in this Agreement have been obtained or satisfied.

d. Due Diligence. Such party has undertaken sufficient due diligence investigation in order to be fully-informed regarding the transactions contemplated in this Agreement; such party has discussed the impact of the transactions contemplated in this Agreement with such party’s attorneys and financial advisors; and such party is knowingly and voluntarily entering into the transactions contemplated in this Agreement.

4. NonCompetition and Nonsolicitation. Notwithstanding anything to the contrary in this Agreement, unless the First Installment is not paid to Madi on the earlier of (i) the business day following the Outside Date or (ii) the closing date of the Kforce Acquisition, and unless payment in full under the Promissory Notes is not paid to Madi on the Maturity Date, each of Jeffrey Evans and Matthew Johnston hereby acknowledge and agree that the NonCompetition and Nonsolicitation Agreement and all noncompetition and nonsolicitation provisions contained in Jeffrey Evans’ Employment Agreement and Matthew Johnston’s Employment Agreement shall remain in full force and effect.

5. Arbitration. The arbitration provisions set forth in Section 12.11 of the Purchase Agreement are incorporated herein by reference as if fully set forth herein.

6. Effect of this Agreement. This Agreement is hereby made supplemental to and a part of the Purchase Agreement and the Promissory Notes, and except as expressly amended by this Agreement, the Purchase Agreement and Promissory Notes are in all respects ratified and confirmed.

7. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement and the Promissory Notes.

8. Severability. If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or provision (or any portion thereof) is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.

9. Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

10. Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

11. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

12. Choice of Law. The laws of the State of California shall govern the validity of the Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. In any action brought under or arising out of this Agreement, each of the parties hereby consents to the in personam jurisdiction of any state or federal court sitting in California, waives any claim or defense that such forum is not convenient or proper, and consents to service of process by any means authorized by California law.

13. Further Assurances. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken, all appropriate actions, and to cause to take or to be taken, all things necessary, proper or advisable under applicable laws to effect the transactions contemplated by this Agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

KFORCE

KFORCE, INC., a Florida corporation

By:	/s/ W. L. Sanders
Name:	W. L. Sanders
Its:	C. O. O.

PARENT

HALL, KINION & ASSOCIATES, INC., a Delaware corporation

By:	/s/ David B. Healey
Name:	David B. Healey
Its:	Treasurer

ACQUISITION

ONSTAFF ACQUISITION CORP., a Delaware corporation

By:	/s/ David B. Healey
Name:	David B. Healey
Its:	Treasurer

COMPANIES

MADI, INC., a California corporation

By:	/s/ Matthew Johnston
Name:	Matthew Johnston
Its:	Secretary

LAJE, INC., a California corporation

By:	/s/ Jeffrey A. Evans
Name:	Jeffrey A. Evans
Its:	President

LSSBE, INC., a California corporation

By:	/s/ Jeffrey A. Evans
Name:	Jeffrey A. Evans
Its:	President

STAFFQ

STAFFQ, a California corporation

By:	/s/ Jeffrey A. Evans
Name:	Jeffrey A. Evans
Its:	President

SECURITYHOLDER REPRESENTATIVE

/s/ Matthew Johnston
Name:	Matthew Johnston

SHAREHOLDERS

JEFFREY A. EVANS, an individual

By:	/s/ Jeffrey A. Evans
Name:	Jeffrey A. Evans

MATTHEW JOHNSTON GRANTOR RETAINED ANNUITY TRUST DATED 4/23/01

By:	/s/ Matthew Johnston
Name:	Matthew Johnston, Trustee

DIANE PRINCE JOHNSTON GRANTOR RETAINED ANNUITY TRUST DATED 4/23/01

By:	/s/ Diane Prince Johnston
Name:	Diane Prince Johnston, Trustee

MATTHEW AND DIANE JOHNSTON 2001 IRREVOCABLE GIFT TRUST DATED 4/23/01

By:	/s/ Alan Prince
Name:	Alan Prince, Trustee

JOHNSTON LIVING TRUST DATED 3/27/01

By:	/s/ Matthew Johnston
/s/ Diane Prince Johnston
Name:	Matthew Johnston and Diane Prince Johnston, Trustees

MATTHEW JOHNSTON, an individual

By:	/s/ Matthew Johnston
Name:	Matthew Johnston

By signing below, the undersigned acknowledges
and affirms that she is the spouse of Jeffrey A. Evans, she has read the foregoing Agreement, and consents to the terms of and agrees to be bound by the foregoing Agreement to the extent it relates to any community property interest she may have.

/s/ Laurie Soll Evans
Laurie Soll Evans, spouse of Jeffrey A. Evans